Exhibit 99.1

KIRBY CORPORATION

Contact: Kurt Niemietz

713-435-1077

FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES 2025 SECOND QUARTER RESULTS

•
Second quarter 2025 earnings per share of $1.67, up 17% year-over-year
•
Inland marine experienced steady market conditions with a sequential increase in spot market prices and operating margins in the low 20% range
•
Strong market conditions in coastal marine with operating margins improving to high teens range
•
Power Generation revenue increased 35% sequentially and 31% year-over-year
•
Kirby repurchased 331,900 shares at an average price of $94.01 for $31.2 million in the second quarter

HOUSTON, July 31, 2025 – Kirby Corporation (“Kirby”) (NYSE: KEX) today announced net earnings attributable to Kirby for the second quarter ended June 30, 2025, of $94.3 million or $1.67 per share, compared with earnings of $83.9 million, or $1.43 per share for the 2024 second quarter. Consolidated revenues for the 2025 second quarter were $855.5 million compared with $824.4 million reported for the 2024 second quarter.

David Grzebinski, Kirby’s Chief Executive Officer, commented, “Kirby delivered another solid quarter, with strong performance across both marine transportation and distribution and services. Our teams executed well in a dynamic environment, and we continued to benefit from healthy customer demand, disciplined pricing, and operational focus.”

“In inland marine transportation, market conditions remained favorable during the second quarter. From a demand standpoint, customer activity was steady, with barge utilization rates running in the low to mid-90% range throughout the quarter. While we experienced some navigational and lock delays that challenged operational efficiency, our teams executed well. Pricing continued to show improvement during the quarter with sequential and year-over-year increases in spot market prices and term contract renewals that were up in the low to mid-single digits year-over-year. The combination of improved pricing and disciplined execution helped drive operating margins to the low 20% range.”

“In coastal, market fundamentals remained strong with barge utilization levels running in the mid to high-90% range. Customer demand remained consistent throughout the quarter, and a limited availability of large capacity vessels continued to support pricing gains. Term contract renewals increased in the mid-20% range compared to a year ago, reflecting ongoing strength in the market. The combined impact of fewer planned shipyards and strong pricing worked to push coastal operating margins to the high teens.”

“In distribution and services, our teams performed well and delivered year-over-year growth in both revenue and operating income, with solid contributions across most of our end markets. In power generation, revenues increased 31% year-over-year as demand from data centers and industrial customers remained robust. The pace of inbound orders continued to build our backlog, and we secured additional project wins for backup and critical power applications. In the commercial and industrial market, revenues increased 5% year-over-year, supported by steady marine repair activity and a modest improvement in on-highway service. In oil and gas, while revenues declined year-over-year due to softness in conventional activity, we achieved a 182% increase in operating income driven by strong execution, disciplined cost management, and continued growth in e-frac equipment. Overall, the segment performed well and demonstrated our ability to adapt and deliver results in a mixed demand environment.”

Segment Results – Marine Transportation

Marine transportation revenues for the 2025 second quarter were $492.6 million compared with $484.8 million for the 2024 second quarter. Operating income for the 2025 second quarter was $99.1 million compared with $94.9 million for the 2024 second quarter. Segment operating margin for the 2025 second quarter was 20.1% compared with 19.6% for the 2024 second quarter.

In the inland market, 2025 second quarter average barge utilization was in the low to mid-90% range and similar to the 2024 second quarter. During the quarter, average spot market rates increased in the low-single digits sequentially and in the mid-single digit range as compared to the 2024 second quarter. Term contracts that renewed in the second quarter increased in the low to mid-single digits on average compared to a year ago. The inland market represented 81% of segment revenues in the second quarter of 2025. Inland’s operating margin was in the low 20% range for the quarter.

In coastal, market conditions were strong during the quarter, with Kirby’s barge utilization in the mid to high-90% range. Term contracts that renewed in the second quarter increased in the mid-20% range on average compared to a year ago. Coastal revenues increased 3% year-over-year as increased pricing was partially offset by elevated levels of planned shipyards. Coastal represented 19% of marine transportation segment revenues during the second quarter and had an operating margin in the high teens.

Segment Results – Distribution and Services

Distribution and services revenues for the 2025 second quarter were $362.9 million compared with $339.6 million for the 2024 second quarter. Operating income for the 2025 second quarter was $35.4 million compared with $29.4 million for the 2024 second quarter. Operating margin was 9.8% for the 2025 second quarter compared with 8.7% for the 2024 second quarter.

In the power generation market, revenues increased 31% compared to the 2024 second quarter driven by robust sales. Orders continued to grow as the need for 24/7 power and back up capabilities remains critical. Overall, power generation revenues represented approximately 39% of segment revenues. Power generation operating margins were in the mid to high-single digits.

In the commercial and industrial market, revenues increased 5% and operating income increased 24% compared to the 2024 second quarter, driven by strong activity levels in marine repair and a modest improvement in on-highway repair business levels. Overall, commercial and industrial revenues represented approximately 48% of segment revenues. Commercial and industrial operating margins were in the low double digits.

In the oil and gas market, revenues declined 27% while operating income increased 182% compared to the 2024 second quarter driven by lower levels of conventional oilfield activity which resulted in decreased demand for new transmissions and parts partially offset by deliveries of e-frac equipment. Overall, oil and gas revenues represented approximately 13% of segment revenues. Oil and gas operating margins were in the low double digits.

Cash Generation

For the 2025 second quarter, EBITDA was $202.2 million compared with $182.9 million for the 2024 second quarter. During the quarter, net cash provided by operating activities was $94.0 million, and capital expenditures were $71.5 million. During the quarter, the Company had net proceeds from asset sales totaling $11.6 million. Kirby also used $31.2 million to repurchase stock at an average price of $94.01. As of June 30, 2025, the Company had $68.4 million of cash and cash equivalents on the balance sheet and $331.5 million of liquidity available. Total debt was $1,117.8 million and the debt-to-capitalization ratio was 24.8%.

2025 Outlook

Commenting on the outlook for the remainder of 2025, Mr. Grzebinski said, “As we move into the second half of the year, we remain focused on execution, while closely monitoring the evolving macroeconomic and geopolitical environment and their potential impact to our volumes. We still expect 15 to 25% year-over-year growth in earnings for all of 2025. However, recent shifts in trade policy have introduced new complexities to near-term planning for us and our customers and have contributed to some softness in areas. These complexities are impacting trade flows and demand including chemicals as well as sourcing for our power generation supply chain. If the current softness persists, we will likely be closer to the lower end of our prior full year EPS growth guidance, with movement closer to the higher end dependent on stronger economic conditions. While the environment has become less certain, we remain confident in our ability to adapt and execute. We are committed to maintaining capital discipline, and we are well-positioned to navigate the challenges ahead. Our balance sheet remains strong, and we are generating solid free cash flow, positioning us well to invest in disciplined capital allocation and long-term value creation opportunities.”

In inland marine, market conditions remain constructive, though we are seeing some signs of price moderation. Barge utilization, while still healthy, has softened slightly to begin the third quarter and is now expected to be in the low 90% range for the third quarter. We expect the pricing improvements in term contracts to continue longer term given the limited pace of newbuilds, but spot market pricing might be under pressure due to short term demand softness. Inflation remains a factor, particularly in labor, and the industry-wide mariner shortage continues to constrain capacity growth. While the environment is more challenged than earlier in the year, operating margins are expected to remain in the 20% range, assuming no major disruptions from tariffs or broader economic conditions.

In coastal marine, market fundamentals remain strong. Contract renewals remain robust, and we are seeing improved operating leverage as shipyard activity winds down. We expect coastal barge utilization to remain in the mid-90% range. Limited vessel availability across the industry and strong customer demand are driving continued pricing momentum. While inflationary pressures and labor constraints persist, the coastal business is expected to have operating margins in the mid to high teens range with modest improvement in the back half of the year.

In distribution and services, the outlook is mixed. Power generation continues to be an area of strength, with strong demand from data centers and industrial customers driving order growth. However, extended OEM lead times and delivery schedules remain a challenge. In commercial and industrial, marine repair activity is steady, and the on-highway market has shown modest improvement. Oil and gas growth remains constrained due to current market conditions and customer capital discipline, but we continue to show strength in e-frac and disciplined cost management. For the segment, we now expect full-year revenues to be flat to slightly up, with operating margins in the high-single digits.

Kirby expects to generate net cash provided from operating activities of $620 million to $720 million in 2025 and capital spending is expected to range between $260 million to $290 million. Approximately $180 million to $210 million is associated with marine maintenance capital and improvements to existing inland and coastal marine equipment, and facility improvements. Up to approximately $80 million is associated with growth capital spending in both our businesses.

Conference Call

A conference call is scheduled for 7:30 a.m. Central Daylight Time today, Thursday, July 31, 2025, to discuss the 2025 second quarter performance as well as the outlook for 2025. To listen to the webcast, please visit the Investor Relations section of Kirby’s website at www.kirbycorp.com. For listeners who wish to participate in the question and answer session via telephone, please pre-register at Kirby Earnings Call Registration. All registrants will receive dial-in information and a PIN allowing them to access the live call. A slide presentation for this conference call will be posted on Kirby’s website approximately 15 minutes before the start of the webcast. A replay of the webcast will be available for a period of one year by visiting the News & Events page in the Investor Relations section of Kirby’s website.

GAAP to Non-GAAP Financial Measures

The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission. This press release and the Form 8-K includes a non-GAAP financial measure, EBITDA, which Kirby defines as net earnings attributable to Kirby before interest expense, taxes on income, and depreciation and amortization. A reconciliation of EBITDA with GAAP net earnings attributable to Kirby is included in this press release. This press release also includes non-GAAP financial measures which exclude certain one-time items, including earnings before taxes on income (excluding one-time items), net earnings attributable to Kirby (excluding one-time items), and diluted earnings per share (excluding one-time items). A reconciliation of these measures with GAAP is included in this press release. Management believes the exclusion of certain one-time items from these financial measures enables it and investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Kirby’s normal operating results. This press release additionally includes a non-GAAP financial measure, free cash flow, which Kirby defines as net cash provided by operating activities less capital expenditures. A reconciliation of free cash flow with GAAP is included in this press release. Kirby uses free cash flow to assess and forecast cash flow and to provide additional disclosures on the Company’s liquidity. Free cash flow does not imply the amount of residual cash flow available for discretionary expenditures as it excludes mandatory debt service requirements and other non-discretionary expenditures. This press release also includes marine transportation performance measures, consisting of ton miles, revenue per ton mile, towboats operated and delay days. Comparable marine transportation performance measures for the 2024 year and quarters are available in the Investor Relations section of Kirby’s website, www.kirbycorp.com, under Financials.

Forward-Looking Statements

Statements contained in this press release with respect to the future are forward-looking statements. These statements reflect management’s reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including adverse economic conditions, industry competition and other competitive factors, adverse weather conditions such as high water, low water, tropical storms, hurricanes, tsunamis, fog and ice, tornados, marine accidents, lock delays, fuel costs, interest rates, construction of new equipment by competitors, government and environmental laws and regulations, and the timing, magnitude and number of acquisitions made by the Company. Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements. A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2024.

About Kirby Corporation

Kirby Corporation, based in Houston, Texas, is the nation’s largest domestic tank barge operator transporting bulk liquid products throughout the Mississippi River System, on the Gulf Intracoastal Waterway, and coastwise along all three United States coasts. Kirby transports petrochemicals, black oil, refined petroleum products and agricultural chemicals by tank barge. In addition, Kirby participates in the transportation of dry-bulk commodities in United States coastwise trade. Through the distribution and services segment, Kirby provides after-market services and genuine replacement parts for engines, transmissions, reduction gears, electric motors, drives, and controls, specialized electrical distribution and control systems, and related equipment used in oilfield services, marine, power generation, on-highway, and other industrial applications. Kirby also rents equipment including generators, industrial compressors, high capacity lift trucks, construction equipment, and refrigeration trailers for use in a variety of industrial markets. Kirby also manufactures and remanufactures specialized equipment, including pressure pumping units, electric power generation equipment, and specialized electrical distribution and control equipment for oilfield service, railroad and other industrial customers.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Second Quarter		Six Months
	2025	2024	2025	2024
	(unaudited, $ in thousands, except per share amounts)
Revenues:
Marine transportation	$492,562	$484,808	$968,711	$960,220
Distribution and services	362,893	339,582	672,403	672,192
Total revenues	855,455	824,390	1,641,114	1,632,412

Costs and expenses:
Costs of sales and operating expenses	563,238	554,232	1,075,574	1,104,913
Selling, general and administrative	85,846	80,383	181,133	170,589
Taxes, other than on income	10,542	10,310	19,372	18,354
Depreciation and amortization	65,670	59,482	129,400	117,124
Gain on disposition of assets	(1,687)	(515)	(1,757)	(589)
Total costs and expenses	723,609	703,892	1,403,722	1,410,391
Operating income	131,846	120,498	237,392	222,021
Other income	4,812	3,088	10,146	6,357
Interest expense	(12,730)	(12,819)	(23,267)	(25,970)
Earnings before taxes on income	123,928	110,767	224,271	202,408
Provision for taxes on income	(29,550)	(26,785)	(53,623)	(48,511)
Net earnings	94,378	83,982	170,648	153,897
Net (earnings) loss attributable to noncontrolling interests	(101)	(128)	(385)	25
Net earnings attributable to Kirby	$94,277	$83,854	$170,263	$153,922
Net earnings per share attributable to Kirby common stockholders:
Basic	$1.68	$1.44	$3.01	$2.64
Diluted	$1.67	$1.43	$2.99	$2.62
Common stock outstanding (in thousands):
Basic	56,105	58,181	56,520	58,324
Diluted	56,437	58,592	56,869	58,703

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	Second Quarter		Six Months
	2025	2024	2025	2024
	(unaudited, $ in thousands)
EBITDA: (1)
Net earnings attributable to Kirby	$94,277	$83,854	$170,263	$153,922
Interest expense	12,730	12,819	23,267	25,970
Provision for taxes on income	29,550	26,785	53,623	48,511
Depreciation and amortization	65,670	59,482	129,400	117,124
	$202,227	$182,940	$376,553	$345,527

Capital expenditures	$71,473	$88,560	$150,160	$169,607
Acquisitions of businesses and marine equipment	$—	$65,232	$97,250	$65,232

	June 30, 2025	December 31, 2024
	(unaudited, $ in thousands)
Cash and cash equivalents	$68,383	$74,444
Long-term debt, including current portion	$1,117,765	$874,948
Total equity	$3,389,890	$3,353,248
Debt to capitalization ratio	24.8%	20.7%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS

	Second Quarter		Six Months
	2025	2024	2025	2024
	(unaudited, $ in thousands)
Marine transportation revenues	$492,562	$484,808	$968,711	$960,220

Costs and expenses:
Costs of sales and operating expenses	298,789	299,975	589,776	601,237
Selling, general and administrative	33,415	32,527	73,869	69,648
Taxes, other than on income	8,124	8,383	14,576	14,580
Depreciation and amortization	53,182	49,047	104,854	96,896
Total costs and expenses	393,510	389,932	783,075	782,361

Operating income	$99,052	$94,876	$185,636	$177,859
Operating margin	20.1%	19.6%	19.2%	18.5%

DISTRIBUTION AND SERVICES STATEMENTS OF EARNINGS

	Second Quarter		Six Months
	2025	2024	2025	2024
	(unaudited, $ in thousands)
Distribution and services revenues	$362,893	$339,582	$672,403	$672,192

Costs and expenses:
Costs of sales and operating expenses	264,331	253,742	486,559	503,145
Selling, general and administrative	50,054	45,919	102,073	97,440
Taxes, other than on income	2,391	1,900	4,744	3,728
Depreciation and amortization	10,682	8,585	21,001	16,429
Total costs and expenses	327,458	310,146	614,377	620,742

Operating income	$35,435	$29,436	$58,026	$51,450
Operating margin	9.8%	8.7%	8.6%	7.7%

OTHER COSTS AND EXPENSES

	Second Quarter		Six Months
	2025	2024	2025	2024
	(unaudited, $ in thousands)
General corporate expenses	$4,328	$4,329	$8,027	$7,877

Gain on disposition of assets	$(1,687)	$(515)	$(1,757)	$(589)

RECONCILIATION OF FREE CASH FLOW

The following is a reconciliation of GAAP net cash provided by operating activities to non-GAAP free cash flow(2):

	Second Quarter		Six Months
	2025	2024(3)	2025	2024(3)
	(unaudited, $ in millions)
Net cash provided by operating activities	$94.0	$179.3	$130.5	$302.6
Less: Capital expenditures	(71.5)	(88.6)	(150.2)	(169.6)
Free cash flow(2)	$22.5	$90.7	$(19.7)	$133.0

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	Second Quarter		Six Months
	2025	2024	2025	2024
Inland Performance Measurements:
Ton Miles (in millions) (4)	3,659	3,330	6,988	6,634
Revenue/Ton Mile (cents/tm) (5)	10.9	11.8	11.3	11.7
Towboats operated (average) (6)	290	287	290	287
Delay Days (7)	3,320	3,334	7,349	6,841
Average cost per gallon of fuel consumed	$2.35	$2.83	$2.45	$2.83

Barges (active):
Inland tank barges			1,109	1,093
Coastal tank barges			28	28
Offshore dry-cargo barges			3	4
Barrel capacities (in millions):
Inland tank barges			24.5	24.2
Coastal tank barges			2.9	2.9

(1)
Kirby has historically evaluated its operating performance using numerous measures, one of which is EBITDA, a non-GAAP financial measure. Kirby defines EBITDA as net earnings attributable to Kirby before interest expense, taxes on income, and depreciation and amortization. EBITDA is presented because of its wide acceptance as a financial indicator. EBITDA is one of the performance measures used in calculating performance compensation pursuant to Kirby’s annual incentive plan. EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies. EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.
(2)
Kirby uses certain non-GAAP financial measures to review performance excluding certain one-time items including: earnings before taxes on income, excluding one-time items; net earnings attributable to Kirby, excluding one-time items; and diluted earnings per share, excluding one-time items. Management believes the exclusion of certain one-time items from these financial measures enables it and investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company's normal operating results. Kirby also uses free cash flow, which is defined as net cash provided by operating activities less capital expenditures, to assess and forecast cash flow and to provide additional disclosures on the Company’s liquidity. Free cash flow does not imply the amount of residual cash flow available for discretionary expenditures as it excludes mandatory debt service requirements and other non-discretionary expenditures. These non-GAAP financial measures are not calculations based on generally accepted accounting principles and should not be considered as an alternative to but should only be considered in conjunction with Kirby’s GAAP financial information.
(3)
See Kirby’s annual report on Form 10-K for the year ended December 31, 2024, and its quarterly report on Form 10-Q for the quarter ended June 30, 2024 for amounts provided by (used in) investing and financing activities.
(4)
Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded tank barge is moved. Example: A typical 30,000 barrel tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.
(5)
Inland marine transportation revenues divided by ton miles. Example: Second quarter 2025 inland marine transportation revenues of $397.1 million divided by 3,659 million inland marine transportation ton miles = 10.9 cents.
(6)
Towboats operated are the average number of owned and chartered towboats operated during the period.
(7)
Delay days measures the lost time incurred by a tow (towboat and one or more tank barges) during transit. The measure includes transit delays caused by weather, lock congestion and other navigational factors.